Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-2) (Amendment No. 29 to File No. 811-21652) of Fiduciary/Claymore Energy Infrastructure Fund of our report dated January 25, 2019 on the financial statements and financial highlights of Fiduciary/Claymore Energy Infrastructure Fund included in the November 30, 2018 Annual Report to Shareholders.

/s/ Ernst & Young LLP

Tysons, Virginia
March 29, 2019